                                                                 Exhibit 99.3

                                 WESBANCO, INC.
                                 One Bank Plaza
                         Wheeling, West Virginia 26003
                                 (304) 234-9000

                                                               February 13, 1998

Dear WesBanco Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of WesBanco, Inc. ("WesBanco") to be held on March 19, 1998, at WesBanco's principal executive offices, One Bank Plaza, Wheeling, West Virginia 26003, commencing at 11:00 a.m., local time.

     At the Special Meeting, you will be asked to approve the issuance of shares of WesBanco Common Stock in connection with an Agreement and Plan of Merger and the transactions contemplated thereby providing for the business combination of WesBanco and Commercial Bancshares, Incorporated ("Commercial"). Pursuant to the Agreement and Plan of Merger, Commercial will merge into CBI Holding Company ("CBI"), a wholly-owned subsidiary of WesBanco, with CBI being the surviving corporation, and each outstanding share of Commercial Common Stock will be converted into the right to receive 2.85 shares of WesBanco Common Stock.

     The Board of Directors of WesBanco has unanimously determined that the transaction is in the best interests of WesBanco and its shareholders and recommends that you vote FOR the proposal to approve the issuance of WesBanco Common Stock in connection with the Agreement and Plan of Merger and the transactions contemplated thereby. The accompanying Joint Proxy Statement/Prospectus more fully describes the proposal to be considered at the Special Meeting. You are urged to give it your careful attention.

     APPROVAL OF THE PROPOSAL TO APPROVE THE ISSUANCE OF WESBANCO COMMON STOCK IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER BY WESBANCO SHAREHOLDERS WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF WESBANCO COMMON STOCK CONSTITUTING A QUORUM AND VOTING THEREON. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. IN ORDER TO INSURE THAT YOU WILL BE REPRESENTED, WE ASK YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          Sincerely,

                                          Edward M. George
                                          President